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PRESS RELEASE

Industrial Services of America, Inc. Announces Earnings Release Dates for the Third Quarter Ending September 30, 2004 and Comments on Third Quarter Progress

LOUISVILLE, KY (October 18, 2004) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading provider of logistic management services, equipment and processes for waste, recyclable commodities and other materials, comments on its progress through the third quarter of 2004, ending September 30, 2004. Preliminary financial results will be released on October 25, 2004. Final financial results will be released November 8, 2004 in conjunction with the quarterly 10-Q filing with the Securities and Exchange Commission.

Mr. Harry Kletter, Chairman and CEO of Industrial Services of America, Inc, commented:

"Year-to-date revenue and profits remained steady and strong in the third quarter, as we anticipated in our last quarter statements. Both revenue and profits show growth over last year's numbers for the third quarter, on both a year-to-date and quarterly basis. Based on current trends, this should continue through the fourth quarter." Mr. Kletter stated. "Commodities remain strong, and should continue to be strong, given worldwide demand." Mr. Kletter continued. "Cash flow remains positive, allowing us to continue to maintain our low levels of debt. We continue to investigate new programs to support the continued steady growth of the company."

"Each of our component businesses including management services, recycling and equipment, are progressing. On the waste management side, the recent hurricane season saw us investing a great deal of time in helping our clients to obtain sufficient resources to manage the devastation created by the storms."

Industrial Services of America, Inc., is a Louisville, KY based logistic management services company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter (hklet@isa-inc.com) or
Alan Schroering (aschroering@isa-inc.com)
http://www.isa-inc.com/
502/366-3452
For an aerial view of our Louisville facilities go to http://www.isa-inc.com/aerial.htm